Exhibit 10.41

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 1, 2013, is entered into by and between Aspiration Partners LLC, a Delaware limited liability company (“Employer”), RJB Partners LLC, a Delaware limited liability company (“RJB”) and Andrei Cherny, an Arizona individual resident (“Executive”). The Employer and Executive are sometimes referred to individually as a “Party” and collectively as the “Parties.” Certain capitalized terms used in this Agreement are defined in Section 13 hereof, and capitalized terms not defined herein shall have the meanings ascribed to such terms in the LLC Agreement.

WHEREAS, Employer and Executive are among the parties to that certain Limited Liability Company Agreement (“LLC Agreement”), dated as of September 20, 2013, which together with other related agreements, govern the rights, privileges and preferences of Executive’s membership interest in Employer; and

WHEREAS, Employer and Executive desire that Employer employ Executive on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Employment. The Employer shall employ Executive, and Executive hereby agrees to be employed by the Employer, upon the terms and subject to the conditions set forth in this Agreement for the period commencing as of the date hereof (the “Effective Date”) and ending as provided in Section 3(a) hereof (the “Employment Period”).

2. Position and Duties.

(a) Position.

(i) During the Employment Period, Executive shall serve as the Chief Executive Officer of the Employer and in such capacity, shall have the duties, responsibilities and authority that are normally associated with such office and as reasonably requested by the board of directors of the Employer (the “Board”) from time to time.

(ii) During the Employment Period, Executive shall also serve as a member of the Board of the Employer, with such rights and in such capacity as described in the LLC Agreement.

(b) Duties.

(i) Executive shall report directly to the Board, and Executive shall devote his full business time (as reasonably expected for the Chief Executive Officer of a start-up company) and attention (except for permitted vacation periods and periods of illness or incapacity and other activities approved by the Board from time to time) to the business and affairs of the Employer and its Affiliates.

(ii) During the period of Executive’s employment hereunder, Executive will not engage in any other employment or “for profit” business activity without the written consent of Employer; provided, however, that Executive may engage in: (a) charitable and community affairs; and (b) “for profit” business activities arising from projects initiated prior to the date hereof with the written consent of Employer that shall not be unreasonably withheld; and (c) trading and ownership of publicly traded securities for his personal accounts, only if consistent with the Company’s compliance policies, provided that the activities described in clauses (a), (b) and (c), either individually or in the aggregate, (1) do not create an actual or potential conflict of interest with Employer, or (2) do not materially interfere with the performance of Executive’s duties hereunder.

(iii) Notwithstanding Section 2(b)(i) and (ii) above, the Employer shall permit Executive to, for profit, (A) make public speaking engagements and other public appearances, and (B) write articles for publication in newspapers, magazines, and other forms of media ((A) and (B) together, “Engagements”), provided; however, in connection with such Engagements, (1) Executive shall hold himself out as the Chief Executive Officer of Employer for such time as he holds such position, and (2) payments for such Engagements shall be made directly to Employer. Upon receipt of payment for any such Engagement, but in no event more than 30 days after such receipt, Employer shall pay Executive eighty percent (80%) of any such payment received.

(c) Location. Executive shall perform the services hereunder primarily at the Executive’s place of residence, provided that Executive shall use best commercial efforts to work from Employer’s offices in Los Angeles, California at least seven days per calendar month. Executive shall do such other traveling as may reasonably be required by the business needs of the Employer; provided, however, that in no event will the Employer require Executive to relocate his principal residence without his written consent.

3. Termination.

(a) The Employment Period shall terminate on the fifth anniversary of the date hereof (the “Initial Term”) and shall automatically renew for successive one (1) year periods (each a “Successive Term”) unless either party gives written notice to the other at least 60 days prior to the end of the Initial Term, or at least 60 days prior to the end of any Successive Term, that the Agreement shall not be further extended (“Notice of Non-Renewal”). The date on which the Employment Period terminates after any Notice of Non-Renewal is referred to herein as the “Expiration Date.” Notwithstanding the foregoing, the Employment Period (a) shall terminate automatically at any time upon Executive’s death, (b) shall terminate automatically at any time upon the Executive’s Disability, (c) may be terminated by the Employer at any time under Section 6(a) hereof by giving Executive written notice of the termination, or (d) may be terminated by the Executive for Good Reason. The date that the Employment Period is terminated for any reason is referred to herein as the “Termination Date.”

(b) In the event of any termination during the Initial Term or any Successive Term, Executive shall be paid the Base Salary and Employment Bonus for the entirety of the Initial Term or Successive Term, as applicable, paid in the same manner and in the same installments as previously paid, except (i) if Executive is terminated by the Company for Cause during the Initial Term or any such Successive Term, (ii) if Executive resigns at any time during the Initial Term or the Successive Term for any reason, or (iii) as set forth in Section 5(b).

(c) The parties agree that after the Employment Period, Executive shall continue to serve as a member of the Board as described in Section 2(a)(ii) hereof, as further described below:

(i) In the event that the Company provides a Notice of Non-Renewal, Executive may elect to remain a member of the Board.

(ii) Executive shall no longer serve as a member of the Board in the event that (i) he is terminated pursuant to Section 6(a), (ii) he resigns at any time during the Initial Term, or (iii) he engages in Competitive Activity at any time after the Termination Date.

4. Severance Payments. In the event that Employer provides a Notice of Non-Renewal prior to the end of the Initial Term or any Successive Term to Executive, Executive shall be entitled, for a period of fifteen (15) months from the Expiration Date, to receive the pro-rated then-effective (i) annual Base Salary, and (ii) Employment Bonus, paid in the same manner and in the same installments as previously paid, but in no event less frequently than monthly.

5. Base Salary and Benefits.

(a) Base Salary. During the Employment Period, Executive’s annual base salary shall be in accordance with the below schedule (the “Base Salary”).

Year of Employment	Base Salary
October 1, 2013 – September 30, 2014	$216,000.00
October 1, 2014 – September 30, 2015	$228,000.00
October 1, 2015 – September 30, 2018	$240,000.00 per annum
May 10, 2021	$236,000.00 per annum

The Base Salary shall be reviewed by the Board annually. The Base Salary shall not be reduced prior to the Expiration Date, and after any increase of such Base Salary approved by the Board, the term “Base Salary” in this Agreement shall refer to the Base Salary as so increased. The Base Salary shall be payable in regular installments in accordance with the Employer’s general payroll practices. The Base Salary for any Successive Term shall be determined at least ten (10) days prior to the date on which Notice of Non-Renewal is due.

(b) In the event that the Employer dissolves or ceases to do business (a “Cessation”) at any time within three (3) years from the date hereof, and provided that: (i) this Agreement has not been terminated prior to such Cessation; and (ii) at the time of such Cessation, no grounds exist for the Employer to terminate this Agreement for Cause, RJB shall pay the Base Salary in the amounts set forth in and in accordance with Section 5(a) hereof and the Employment Bonus in the amounts set forth in and in accordance with Section 5(d) hereof.

(c) Bonus Payments. In addition to the Base Salary, the Board shall award a bonus (a “Bonus”) to Executive for each calendar year or part thereof occurring during the Employment Period (each such period, a “Fiscal Year”). The Bonus for a particular Fiscal Year shall be payable to Executive within seventy-five (75) days after the end of the Fiscal Year during which it was earned, whether or not Executive is employed by the Employer on the date such payment is due (unless Executive’s employment is terminated pursuant to Section 6(a) hereof). The Bonus shall be the sum of the Performance Bonus, if any, and the Discretionary Bonus, if any, each as set forth below.

(i)

(ii) Discretionary Bonus. The Executive shall be eligible to receive a bonus (a “Discretionary Bonus”) for each Fiscal Year in such amount as determined by the Board in its sole discretion. The Discretionary Bonus for a particular Fiscal Year shall be reduced by the amount of any Employment Bonus earned for the Employment Bonus Period ending during such Fiscal Year.

(d) Employment Bonus. Executive shall earn a bonus on each anniversary of the date of this Agreement during the Initial Term and any Successive Term if he has been continuously employed hereunder from the date of this Agreement through such anniversary (the “Employment Bonus”) as, and in the amounts, set forth in the schedule below. Sixty percent (60%) of the Employment Bonus shall be paid within thirty (30) days of the applicable anniversary. The remaining forty percent (40%) of the Employment Bonus shall be payable to Executive on the following anniversary; provided, that Executive remains employed by the Employer through such payment date; provided further, that the Employment Bonus for the final Employment Bonus Period or after any Successive Term shall be paid within thirty (30) days following the expiration of this Agreement.

Employment Bonus Period	Employment Bonus
October 1, 2013 – September 30, 2014	$100,000.00
October 1, 2014 – September 30, 2015	$150,000.00
October 1, 2015 – September 30, 2018	$200,000.00

The Employment Bonus for any Successive Term shall be determined at least ten (10) days prior to the date on which Notice of Non-Renewal is due.

(e) Expenses. The Employer will reimburse Executive for all reasonable travel and other business expenses incurred by Executive during the Employment Period in connection with the performance of his duties and obligations under this Agreement, subject to Executive’s compliance with such limitations and reporting requirements with respect to expenses as may be established by the Employer from time to time.

(f) Other Benefits. During the Employment Period, Executive will be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which employees of the Employer generally are eligible under any plan or program now in existence or established later by the Employer, on the same basis as other employees of the Employer. Nothing in this Agreement will preclude the Employer from amending or terminating any of the plans or programs applicable to employees of the Employer as long as such amendment or termination is applicable to all employees of the Employer. Executive shall be entitled to fifteen (15) days of paid vacation each year (accruing on a pro rata daily basis throughout the calendar year), holidays as are provided in general to employees of the Employer and three (3) personal days each year, which may be taken in accordance with the Employer’s vacation policy.

6. Termination.

(a) Termination Payments. Upon any termination of Executive’s employment, in addition to any other payments specified in this Agreement, Employer shall pay Executive the following amounts (the “Earned Amounts”):

(i) any unpaid Base Salary with respect to the period ending on the effective date of such termination, together with payment of any vacation that Executive has accrued but not used through the Termination Date;

(ii) reimbursement of expenses to which Executive is entitled under Section 5(c) hereof (“Final Expenses”); and

(iii) earned benefits, if any, in accordance with the terms of the benefit plans in which Executive participates as of the Termination Date (“Final Benefits”).

(b) Termination by Employer. Employer shall have the right to terminate Executive’s employment hereunder and, subject to the terms set forth in Section 6(b), all of Employer’s obligations hereunder, by giving Executive written notice to that effect. Any such termination of employment shall be effective on the date specified in such notice. For the sake of clarity, an act of the Board to terminate the employment of Executive, and take any actions related thereto, shall require only the affirmative vote of those members of the Board other than Executive.

(c) Payments if Termination for Cause or Limited Cause. If Executive’s employment is terminated pursuant to Section 6(a), then Executive shall have no further rights against the Employer hereunder, except for the right to receive, as of the date of termination, the Earned Amounts.

(d) Termination by Executive for Good Reason. Upon termination of employment by Executive for Good Reason, Executive shall receive: (i) 125 percent of the sum of (A) his prior twelve-month Base Salary and (B) the Employment Bonus applicable to the Employment Bonus Period in which such termination occurs, (ii) reimbursement of Final Expenses, and (iii) payment of all Final Benefits. This sum shall be paid by Employer on or before December 31 of the year in which the Termination Date occurs. In addition, as further described in the Subscription Agreement, any of Executive’s Unvested Class B Units shall immediately become Vested Units.

7. Company Property; Confidential Information.

(a) Company Property. Executive acknowledges and agrees that all commissions, fees and other forms of compensation which Executive generates during the Employment Period as a result of providing Employer Business Services (whether or not in the course of his employment hereunder) shall be the sole property of Employer.

(b) Confidential Information. Executive acknowledges that the information, observations and data, whether in tangible or intangible form (including, without limitation, trade secrets, know-how, research plans, business, accounting, distribution and sales methods and systems, sales and profit figures and margins and other technical or business information, business, marketing and sales plans and strategies, cost and pricing structures, suppliers, customer lists, business relationships, and information concerning acquisition opportunities and targets nationwide in or reasonably related to any business or industry in which the Employer or its Affiliates is engaged), disclosed or otherwise revealed to him, or discovered or otherwise obtained by him or of which he becomes aware, directly or indirectly, while employed by the Employer or its Affiliates (including, in each case, those obtained prior to the date of this Agreement) concerning the business or affairs of the Employer or any of its Affiliates (collectively, “Confidential Information”) are the property of the Employer or its Affiliates, as the case may be, and agrees that the Employer has a protectable interest in such Confidential Information. Therefore, Executive agrees that he shall not (during his employment with the Employer or at any time thereafter) disclose, furnish or make accessible to any unauthorized person or use for his own or any third party’s purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters: (a) become or are generally known to and available for use by the public other than as a result of Executive’s acts or omissions or (b) are required to be disclosed by judicial process or law (provided that Executive shall give prompt advance written notice of such requirement to the Employer to enable the Employer to seek an appropriate protective order or confidential treatment, to the extent such notification is not prohibited by law). Executive shall deliver to the Employer at the termination of the Employment Period, or at any other time the Employer may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) which constitute Confidential Information or Work Product (as defined below) which he may then possess or have under his control. Executive acknowledges that upon termination of his employment with the Employer, the Employer may deem it advisable to, and shall be entitled to, serve notice on his new employer that Executive has been exposed to certain Confidential Information and that he has continuing obligations under the terms of this Agreement not to disclose such information. The provisions of this Section 7 shall survive the termination or expiration of the Employment Period, irrespective of the reason for such termination or expiration.

8. Work Product. Executive hereby assigns to the Employer all right, title and interest in and to all inventions, development methods, processes, designs, analyses, reports and all similar or related information (in each case, whether or not patentable), all copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that both (a) are conceived, reduced to practice, developed or made by Executive while employed by the Employer and its Affiliates and (b) either (i) relate to the Employer’s or any of its Affiliates’ actual or demonstrably anticipated businesses, research and development or existing or demonstrably planned future products or services, or (ii) are conceived, reduced to practice, developed or made using any of the equipment, supplies, facilities, assets or resources of the Employer or any of its Affiliates (including, but not limited to, any intellectual property rights) (“Work Product”). Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Employer’s ownership of the Work Product (including, without limitation, executing and delivering assignments, consents, powers of attorney, applications and other instruments).

9. Non-Competition and Non-Solicitation.

(a) Non-Competition. For so long as the Executive is employed by the Employer or any of its Affiliates, and for the Restricted Period, the Executive shall not engage in any Competitive Activity. The “Restricted Period” shall be a period of two years following the Termination Date, provided however, that if a court determines that such period is unenforceable, the Restricted Period shall be a period of one year following the Termination Date. Executive shall be deemed to be engaged in a “Competitive Activity” if he engages, directly or indirectly, alone or as an equity holder (other than as a holder of less than one percent (1%) of the common stock of any publicly traded corporation), partner, member, manager, officer, director, employee, consultant or advisor, or otherwise in any way participates in or becomes associated with, any other business organization that, at any time, provides any Employer Business Services in any state that the Employer, or its Affiliates, are conducting such business during the term of Executive’s employment or has notified Executive that it proposes to conduct such business and for which the Employer has expended substantial resources during the term of Executive’s employment. Executive agrees not to circumvent the purpose of the geographic restriction of this Section 9(a) by engaging in business outside such geographic area through remote means like telephone, correspondence or computerized communication.

(b) Non-Solicitation. For so long as the Executive is employed by the Employer or any of its Affiliates, and for the Restricted Period, the Executive shall not engage in any Solicitation Activity. The “Restricted Period” shall be a period of two years following the Termination Date, provided however, that if a court determines that such period is unenforceable, the Restricted Period shall be a period of one year following the Termination Date. If Executive engages in any Solicitation Activity during the Restricted Period, then, in addition to any remedies the Employer may have at law or in equity, Executive’s right to receive any remaining severance payments under Section 4 hereof shall immediately terminate. Executive shall be deemed to be engaged in “Solicitation Activity” if he (i) employs, retains or engages (as an employee, independent contractor or otherwise), or induces or attempts to induce to be employed, retained or engaged, any Person who is at (or was within sixty (60) days prior to) the time of any such solicitation, an employee or agent of the Employer or any of its Affiliates; (ii) induces or attempts to induce any Person who, as of the date hereof or at any time thereafter during the term of this Agreement, is an employee, sales representative, or sales agent, broker, independent contractor or other service provider of the Employer or any of its Affiliates to terminate his or her employment or other relationship with the Employer or any of its Affiliates; or (iii) induces or attempts to induce any Person who, as of the date hereof or at any time thereafter during the term of this Agreement, is a supplier or vendor of the Employer or any of its Affiliates to terminate or not renew or not extend any written or oral agreement or understanding or other relationship with the Employer or any of its Affiliates, or to reduce the amount of business it conducts with the Employer or any of its Affiliates.

10. Enforcement. If, at the time of enforcement of any of Sections 7, 8, and 9, a court of competent jurisdiction shall hold that the type, scope or duration of the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum type, scope or duration reasonable under such circumstances shall be substituted for the stated type, scope or duration and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum type, scope and duration permitted by applicable law. The parties hereto acknowledge and agree that Executive’s services are unique and he has access to Confidential Information and Work Product, that the provisions of Sections 7, 8, and 9 are necessary, reasonable and appropriate for the protection of the legitimate business interests of the Employer and its Affiliates, that irreparable injury will result to the Employer and its Affiliates if Executive breaches any of the provisions of Sections 7, 8, and 9 and that money damages would not be an adequate remedy for any breach by Executive of this Agreement and that the Employer will not have any adequate remedy at law for any such breach. Therefore, in the event of a breach or threatened breach of this Agreement, the Employer or any of its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to seek specific performance and/or immediate injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof. Nothing contained herein shall be construed as prohibiting the Employer or any of its successors or assigns from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

11. Executive’s Representations and Acknowledgements. Executive hereby represents and warrants to the Employer that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound and that Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent Executive from entering into this Agreement or impair the Executive’s ability to perform all of Executive’s duties and obligations hereunder, (ii) Executive is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other Person, (iii) Executive shall not use any confidential information or trade secrets of any third party in connection with the performance of his duties hereunder, and (iv) this Agreement constitutes the valid and binding obligation of Executive, enforceable against Executive in accordance with its terms. Executive hereby acknowledges and represents that he has been given the opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein and intends for such terms and conditions to be binding on and enforceable against Executive. Executive acknowledges and agrees that the provisions of Sections 7, 8, and 9 are in consideration of: (i) the investment of Aspiration Growth Capital, LLC in the Employer; (ii) Executive’s employment by the Employer; (iii) Executive’s receipt of any incentive equity awards in Employer; and (iv) additional good and valuable consideration as set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged. Executive expressly agrees and acknowledges that the restrictions contained in Sections 7, 8, and 9 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living, and that such provisions shall survive the Expiration Date and the termination of Executive’s employment hereunder for any reason in accordance with their terms. In addition, Executive agrees and acknowledges that the potential harm to the Employer of its non-enforcement outweighs any harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of the Confidential Information. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

12. Political Contributions. Due to the nature of the services Executive will perform under this Agreement, Executive shall abide by the policies and procedures established by the Board from time to time, regarding financial contributions to, services to, or solicitations for funding on behalf of, any political organization or group.

13. Definitions.

“Affiliate” means with respect to any Person, any other Person controlling, controlled by, or under common control with such first Person. For the purpose of this definition, “control,” when used with reference to any specified Person, means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Cause” means any of the following:

(a) Executive’s material breach of the terms of any material agreement between Executive and the Employer (including this Agreement) or of a material written policy or code of conduct of the Employer, or any of its Affiliates (to the extent that such Affiliate policy or code is applicable to Executive);

(b) Executive’s material and willful failure, neglect or refusal to perform any duties of Executive hereunder (other than by reason of Disability) including as a result of Executive’s resignation of his employment other than (i) for Good Reason or (ii) for employment with any State government or the United States government;

(c) Executive’s gross negligence or willful misconduct in the performance of his duties to the Employer, which such gross negligence or willful misconduct has a material adverse impact on the reputation, business, business relationships or financial condition of the Employer or any of its Affiliates;

(d) Executive’s commission of an act of fraud or embezzlement or a material act of dishonesty during the course of his employment against the Employer or any of its Affiliates;

(e) any conviction of, or plea of guilty or nolo contendere by, Executive with respect to a felony (other than a traffic violation), a crime involving moral turpitude, fraud, misrepresentation or which causes material harm to the standing and reputation of the Employer or any of its Affiliates;

(f) Executive’s (i) use of any illegal drug or (ii) abuse or misuse of alcohol and/or prescription drugs which materially adversely affects the performance of his duties to the Employer or any of its Affiliates; or

(g) Executive’s breach of the covenants contained in Sections 7, 8, 9, or 12 of this Agreement;

provided, however, that Cause shall not be deemed to exist under clause (a), (b), (c) or (g), unless Executive has been given reasonably detailed written notice of the grounds for such Cause and Executive has not effected a cure within thirty (30) days of the date of receipt of such notice.

“Disability” means Executive has been deemed disabled for purposes of any group or individual disability policy paid for by the Employer that is in effect at the time of such disability.

“Employer Business Services” means:

(a) financial and investment advisory services;

(b) the start-up and maintenance of digital investment platforms, including, but not limited to, those for non-accredited investors;

(c) distribution of digital investment platforms to non-accredited investors;

(d) financial education; and

(e) any other services provided by Employer that are material to the core business of Employer.

“Good Reason” means:

(a) the Employer fails to pay any material and undisputed amount, or provide any material benefits to Executive required hereunder, promptly following notice of same or if the Employer reduces Executive’s Base Salary; or

(b) any permanent and material diminution in title or responsibilities or duties of Executive without the Executive’s consent;

provided, however, that Good Reason shall not be deemed to exist under clause (a) or (b), unless Employer has been given reasonably detailed written notice of the grounds for such Good Reason and Employer has not effected a cure within thirty (30) days of the date of receipt of such notice.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Subscription Agreement” means that certain Management Unit Subscription Agreement, by and between Aspiration Partners LLC and Executive, dated September 20, 2013.

14. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), or faxed to the recipient at the address below indicated:

To Employer:

Aspiration Partners LLC

[***]

Telephone: [***]

Facsimile: [***]

Attention: [***]

with a copy to (not to constitute notice):

[***]

and:

[***]

To Executive:

Andrei Cherny

[***]

with a copy to (not to constitute notice):

[***]

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when personally delivered, one (1) business day after sent by reputable overnight courier service, five (5) calendar days after deposit in the U.S. mail (or when actually received, if earlier), or at such time as it is transmitted via facsimile, with receipt confirmed.

15. General Provisions.

(a) Expenses. The Employer and Executive will each pay their own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the agreements contemplated hereby, unless otherwise agreed in writing between the Employer and Executive.

(b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, Employer, and their respective successors and assigns, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred; provided, that the rights and obligations of Executive under this Agreement shall not be assignable. As used in this Agreement, “Employer” shall mean the Employer and any successor to all or substantially all of its business and/or assets, which assumes and agrees to perform the duties and obligations of the Employer under this Agreement by operation of law or otherwise.

(f) Governing Law. ALL ISSUES AND QUESTIONS CONCERNING THE APPLICATION, CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND ANY EXHIBITS AND SCHEDULES TO THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

(g) Remedies. Each of the parties to this Agreement shall be entitled to enforce his or its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Employer and Executive.

(i) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Employer’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(j) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(k) Withholding; Code Section 409A. The Employer may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 15(k) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Employer. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

/s/ Andrei Cherny
ANDREI CHERNY

ASPIRATION PARTNERS LLC

By:	/s/ Joseph Sanberg
Name:	Joseph Sanberg
Title:	Chairman

By:	/s/ Benjamin Jealous
Name:	Benjamin Jealous
Title:	Board Member

By:	/s/ Ibrahim AlHusseini
Name:	Ibrahim AlHusseini
Title:	Board Member

By:	/s/ Nate Redmond
Name:	Nate Redmond
Title:	Board Member

By:	/s/ Helen Melluish
Name:	Helen Melluish
Title:	Board Member